EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
November 8, 2012

NN REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

•	Earnings from normal operations up 12.8% for the quarter and 9.0% for the first nine months over prior year
•	Currency adjusted third quarter and first nine months sales down 10.3% and 8.4% respectively over prior year
•
Net income from normal operations for the third quarter and nine months ended September 30, 2012 was $3.8 million and $16.3 million, respectively, as compared to $3.3 million and $15.0 million for the same periods in 2011

Johnson City, Tenn, November 8, 2012 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter and nine months ended September 30, 2012.  Net sales for the third quarter of 2012 were $86.6 million, a decrease of $14.5 million or 14.3% (10.3%, net of the effect of foreign currency), compared to net sales of $101.1 million for the third quarter of 2011.  Approximately $11.5 million of the decrease was due primarily to lower demand for the Company’s products in European and Asian automotive end markets.   The negative impact of foreign currency exchange of approximately $4.1 million offset the positive effect of price increases and positive raw material pass through of approximately $1.1 million.

Reported net income for the current quarter of $3.1 million, or $0.18 per diluted share included approximately $0.7 million, net of tax, in non-operating foreign currency exchange losses on intercompany loans.  Excluding this loss, net income from normal operations was $3.8 million, or $0.22 per diluted share, up 12.8% from the same period in 2011.  Reported net income for the third quarter of 2011 of $4.7 million, or $0.28 per diluted share included approximately $1.4 million, net of tax, non-operating foreign currency exchange gains on intercompany loans.  Excluding these gains, net income from normal operations was $3.3 million, or $0.20 per diluted share.

Net sales for the first nine months of 2012 were $289.9 million, a decrease of $38.5 million, or 11.7% (8.4% net the effect of foreign currency) compared to net sales of $328.4 million for the first nine months of 2011.  Approximately $31.1 million of the decrease was attributable to lower demand for the Company’s products in European and Asian automotive end markets.  The negative effect of foreign currency translation accounted for another $11.0 million of the decrease.  Price increases and the positive effect of raw material pass through of $3.7 million slightly offset these decreases.

Reported net income for the first nine months of 2012 of $16.1 million, of $0.94 per diluted share included a net of tax, non-operating foreign currency exchange loss of $0.3 million on intercompany loans.  Excluding this loss, net income from normal operations was $16.3 million, up 8.7% from the same period in 2011, or $0.96 per diluted share.  Reported net income for the first nine months of 2011 of $16.0 million, or $0.95 per diluted share included the net of tax benefit of $0.8 million in restructuring gains and $0.2 million in foreign currency exchange gains on intercompany loans.  Excluding these gains, the Company generated $15.0 million, or $0.88 per diluted share in net income from normal operations for the first nine months of 2011.

As a percentage of net sales, cost of products sold for the quarter decreased to 79.0% from 82.6% for last year’s third quarter.  Cost of products sold for the first nine months of this year was 79.1% as compared to 81.8% for the same period last year.  The decrease in the cost of products sold as a percentage of sales was attributable to improved levels of profitability at Whirlaway and operational cost improvements driven by our Level 3 programs in each of our global manufacturing facilities.

Debt, net of cash, was $60.8 million at September 30, 2012, a decrease of $12.8 million over the December 31, 2011 amount of $73.6 million.  During the first nine months of the year, capital spending totaled $12.4 million, or 73% of the mid-point of the planned 2012 capital budget of approximately $17.0 million.

On October 26, 2012, the Company’s improving credit profile allowed it to amend and restate its $100 million revolving credit agreement agented by KeyBank and the long-term fixed rate notes with Prudential Capital.  These amendments will result in a significant reduction in borrowing costs.  At current borrowing levels, the reduction in interest rates will result in approximately $0.6 million of annual savings.  Additionally, the amended facilities provide for added flexibility to continue acquisitions and allows for the reinstatement of dividends and the repurchase of common stock.  Covenant levels have also been adjusted to reflect the Company’s improved credit profile.

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “Weak economic conditions and uncertainty in our served end markets continued to negatively impact the demand for our products, predominately in the European and Asian automotive markets.  Additionally, due to increasingly cautious end markets, we feel that overall reductions in inventory levels throughout the supply chain further negatively impacted short-term demand.

Despite this weaker demand, our cost structure and operating performance allowed us to significantly improve margins and earnings over the same periods in the prior year. Operational improvements at Whirlaway, coupled with excellent Level 3 led cost controls and improved cost flexibility in our European and Chinese facilities, have been the primary drivers in our margin and profitability improvement from 2011, on much lower sales.”

Mr. Baty concluded, “Looking ahead, we expect demand to remain sluggish for the remainder of the year.  We expect the fourth quarter to be sequentially down from the third quarter in terms of revenue. However, we are well positioned to manage through this downturn and expect to continue to leverage our improved cost structure and flexibility by carefully managing our working capital and expenses and by making necessary adjustments to production schedules to match customer demand.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2011.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Financial Tables Follow

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

Three Months Ended September 30,	Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$ 86,586	$ 101,143	$ 289,929	$ 328,371
Cost of products sold (exclusive of depreciation shown separately below)	68,426	83,575	229,243	268,530
Selling, general and administrative	7,886	7,498	24,266	23,184
Depreciation and amortization	4,357	4,298	13,203	12,624
Gain on disposal of assets	--	(23)	(8)	(20)
Gain from deconsolidation of a bankrupt subsidiary	--	--	--	(209)
Income from operations	5,917	5,795	23,225	24,262

Interest expense	1,061	1,169	3,388	3,613
Other expense (income), net	765	(1,462)	(36)	(271)
Income before provision for income taxes	4,091	6,088	19,873	20,920
Provision for income taxes	976	1,386	3,811	4,886

Net income	$ 3,115	$ 4,702	$ 16,062	$ 16,034

Diluted income per common share	$ 0.18	$ 0.28	$ 0.94	$ 0.95

Weighted average diluted shares	17,150	17,061	17,105	16,954

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current Assets:
Cash	$ 14,212	$ 4,536
Accounts receivable, net	63,607	66,707
Inventories	46,184	46,023
Other current assets	5,815	6,759
Total current assets	129,818	124,025

Property, plant and equipment, net	119,111	120,528
Goodwill, net	8,148	8,039
Intangible assets	900	900
Other non-current assets	3,087	5,969
Total assets	$ 261,064	$ 259,461

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 35,658	$ 48,217
Accrued salaries, wages and benefits	11,448	11,697
Current maturities of long-term debt	6,326	6,503
Income taxes payable	--	1,858
Other current liabilities	6,857	4,766
Total current liabilities	60,289	73,041

Non-current deferred tax liabilities	3,806	3,810
Long-term debt, net of current portion	68,715	71,629
Other non-current liabilities	10,885	11,305
Total liabilities	143,695	159,785

Total stockholders’ equity	117,369	99,676

Total liabilities and stockholders’ equity	$ 261,064	$ 259,461

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30, 2012		Nine Months Ended September 30, 2012
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 3,115	$ 0.18	$ 16,062	$ 0.94
Foreign exchange loss on intercompany loans	659	$ 0.04	$ 284	$ 0.02

Net Income from normal operations	3,774	$ 0.22	$ 16,346	$ 0.96

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 4,702	$ 0.28	$ 16,034	$ 0.95
Restructuring charges	--	--	(839)	(0.05)
Foreign exchange gain on intercompany loans	(1,357)	(0.08)	(203)	(0.02)

Net income from normal operations	$ 3,345	$ 0.20	$ 14,992	$ 0.88

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.